Exhibit 99.2

Item 7.    Management's Discussion and Analysis of Financial Condition and Results of Operations
This Form 10-K contains statements that constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995.  In this Form 10-K there are statements concerning our future operating results and future financial performance.  Words such as "expects", "anticipates", "believes", "estimates", "may", "will", "should", "could", "potential", "continue", "intends", "plans" and similar words and terms used in the discussion of future operating results, future financial performance and future events identify forward-looking statements.  Investors are cautioned that such forward-looking statements are not guarantees of future performance, results or events and involve risks and uncertainties and that actual results or developments may differ materially from the forward-looking statements as a result of various factors.
We operate in a highly competitive, consumer and technology driven and rapidly changing business that is affected by government regulation and economic, strategic, technological, political and social conditions. Various factors could adversely affect our operations, business or financial results in the future and cause our actual results to differ materially from those contained in the forward‑looking statements. In addition, important factors that could cause our actual results to differ materially from those in our forward‑looking statements include:

•
competition for broadband, pay television and telephony customers from existing competitors (such as broadband communications companies, direct broadcast satellite ("DBS") providers and Internet‑based providers) and new competitors entering our footprint;

•	changes in consumer preferences, laws and regulations or technology that may cause us to change our operational strategies;

•	increased difficulty negotiating programming agreements on favorable terms, if at all, resulting in increased costs to us and/or the loss of popular programming;

•	increasing programming costs and delivery expenses related to our products and services;

•	our ability to achieve anticipated customer and revenue growth, to successfully introduce new products and services and to implement our growth strategy;

•	our ability to complete our capital investment plans on time and on budget, including our plan to build a FTTH network, and deploy Altice One, our new home communications hub;

•	our ability to develop and deploy mobile voice and data services pursuant to the agreement we entered into with Sprint in the fourth quarter of 2017;

•	the effects of economic conditions or other factors which may negatively affect our customers’ demand for our products and services;

•	the effects of industry conditions;

•	demand for advertising on our cable systems;

•	our substantial indebtedness and debt service obligations;

•	adverse changes in the credit market;

•	changes as a result of any tax reforms that may affect our business;

•	financial community and rating agency perceptions of our business, operations, financial condition and the industries in which we operate;

•	the restrictions contained in our financing agreements;

•	our ability to generate sufficient cash flow to meet our debt service obligations;

•	fluctuations in interest rates which may cause our interest expense to vary from quarter to quarter;

•	technical failures, equipment defects, physical or electronic break‑ins to our services, computer viruses and similar problems;

•
the disruption or failure of our network, information systems or technologies as a result of computer hacking, computer viruses, “cyber‑attacks,” misappropriation of data, outages, natural disasters and other material events;

•	our ability to obtain necessary hardware, software, communications equipment and services and other items from our vendors at reasonable costs;

•	our ability to effectively integrate acquisitions and to maximize expected operating efficiencies from our acquisitions or as a result of the transactions, if any;

•	significant unanticipated increases in the use of bandwidth‑intensive Internet‑based services;

•	the outcome of litigation, government investigations and other proceedings;

•	our ability to successfully operate our business following the completion of our separation from Altice N.V., and

•
other risks and uncertainties inherent in our cable and other broadband communications businesses and our other businesses, including those listed under the caption “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained herein.

We disclaim any obligation to update or revise the forward-looking statements contained herein, except as otherwise required by applicable federal securities laws.
Certain numerical figures included in this annual report have been subject to rounding adjustments. Accordingly, such numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them.
Overview
All dollar amounts, except per customer and per share data, included in the following discussion, are presented in thousands.
Our Business
We deliver broadband, pay television, telephony services, proprietary content and advertising services to approximately 4.9 million residential and business customers. Our footprint extends across 21 states through a fiber‑rich broadband network with approximately 8.6 million homes passed as of December 31, 2017. We have two reportable segments: Cablevision and Cequel. Cablevision provides broadband, pay television and telephony services to residential and business customers in and around the New York metropolitan area. Cequel provides broadband, pay television and telephony services to residential and business customers in the south‑central United States, with the majority of its customers located in the ten states of Texas, West Virginia, Louisiana, Arkansas, North Carolina, Oklahoma, Arizona, California, Missouri and Ohio.
Key Factors Impacting Operating Results and Financial Condition
Our future performance is dependent, to a large extent, on the impact of direct competition, general economic conditions (including capital and credit market conditions), our ability to manage our businesses effectively, and our relative strength and leverage in the marketplace, both with suppliers and customers. For more information see “Risk Factors” and “Business-Competition” included herein.
We derive revenue principally through monthly charges to residential customers of our pay television, broadband, and telephony services. We also derive revenue from DVR, VOD, pay‑per‑view, installation and home shopping commissions. Our residential pay television, broadband, and telephony services accounted for approximately 46%, 28% and 8%, respectively, of our consolidated revenue for the year ended December 31, 2017. We also derive revenue from the sale of a wide and growing variety of products and services to both large enterprise and small and medium sized business ("SMB") customers, including broadband, telephony, networking and pay television services. For the year ended December 31, 2017, 14% of our consolidated revenue was derived from these business services. In addition, we derive revenues from the sale of advertising time available on the programming carried on our cable television systems, which accounted for approximately 4% of our consolidated revenue for the year ended December 31, 2017. Our other revenue for the year ended December 31, 2017 accounted for less than 1% of our consolidated revenue.
Revenue is impacted from rate increases, changes in the number of customers to our services, including additional services sold to our existing customers, programming package changes by our pay television customers, speed tier changes by our broadband customers, and acquisitions of cable systems that result in the addition of new customers.
Our ability to increase the number of customers to our services is significantly related to our penetration rates.
We operate in a highly competitive consumer‑driven industry and we compete against a variety of broadband, pay television and telephony providers and delivery systems, including broadband communications companies, wireless data and telephony providers, satellite‑delivered video signals, Internet‑delivered video content and broadcast television signals available to residential and business customers in our service areas. Our competitors include AT&T and its DirecTV subsidiary, CenturyLink, DISH Network, Frontier and Verizon. Consumers’ selection of an alternate source of service, whether due to economic constraints, technological advances or preference, negatively impacts the demand for our services. For more information on our competitive landscape, see “Risk Factors” and “Business-Competition” included herein.
Our programming costs, which are the most significant component of our operating expenses, have increased and are expected to continue to increase primarily as a result of contractual rate increases and new channel launches. See “-Results of Operations” below for more information regarding our key factors impacting our revenues and operating expenses.
Historically, we have made substantial investments in our network and the development of new and innovative products and other service offerings for our customers as a way of differentiating ourselves from our competitors and may continue to do so in the future. We have commenced a five‑year plan to build a FTTH network, which will enable us to deliver more than 10 Gbps broadband speeds across our entire Optimum footprint and part of our Suddenlink footprint. We may incur greater than anticipated capital expenditures in connection with this initiative, fail to realize anticipated benefits, experience delays and business disruptions or encounter other challenges to executing it as planned. See “-Liquidity and Capital Resources-Capital Expenditures” for additional information regarding our capital expenditures.
Certain Transactions
The following transactions occurred during the periods covered by this Management's Discussion and Analysis of Financial Condition and Results of Operations:
In January 2018, the Company acquired 70% of the equity interests in ATS for $1.00 (the "ATS Acquisition") and the Company became the owner of 100% of the equity interests in ATS in March 2018. ATS was previously owned by Altice N.V. and a member of ATS's management through a holding company. As the acquisition is a combination of businesses under common control, the Company combined the results of operations and related assets and liabilities of ATS for all periods since its formation.
On June 21, 2016, Altice USA acquired Cablevision for a total purchase price of approximately $9,958,323. The Altice USA operating results include the operating results of Cablevision from the date of acquisition.
In July 2016, we completed the sale of a 75% interest in Newsday LLC and retained the remaining 25% ownership interest. Effective July 7, 2016, the operating results of Newsday are no longer consolidated with our results and our 25% interest in the operating results of Newsday is recorded on the equity basis.
Non-GAAP Financial Measures
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net income (loss) excluding income taxes, income (loss) from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense or benefit, restructuring expense or credits and transaction expenses. We believe Adjusted EBITDA is an appropriate measure for evaluating the operating performance of the Company. Adjusted EBITDA and similar measures with similar titles are common performance measures used by investors, analysts and peers to compare performance in our industry. Internally, we use revenue and Adjusted EBITDA measures as important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. We believe Adjusted EBITDA provides management and investors a useful measure for period-to-period comparisons of our core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Adjusted EBITDA should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), and other measures of performance presented in accordance with GAAP. Since Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies.

Results of Operations - Altice USA

	Altice USA
	Years Ended December 31,
	2017	2016
Revenue:
Residential:
Pay TV	$4,274,122	$2,788,873
Broadband	2,608,595	1,651,574
Telephony	700,765	465,771
Business services and wholesale	1,298,213	819,541
Advertising	391,866	252,049
Other	33,389	39,404
Total revenue	9,306,950	6,017,212
Operating expenses:
Programming and other direct costs	3,035,655	1,911,230
Other operating expenses	2,347,315	1,702,472
Restructuring and other expense	152,401	240,395
Depreciation and amortization (including impairments)	2,930,571	1,700,306
Operating income	841,008	462,809
Other income (expense):
Interest expense, net	(1,601,211)	(1,442,730)
Gain on investments, net	237,354	141,896
Loss on derivative contracts, net	(236,330)	(53,696)
Gain (loss) on interest rate swap contracts	5,482	(72,961)
Loss on extinguishment of debt and write-off of deferred financing costs	(600,240)	(127,649)
Other income (loss), net	(13,651)	1,186
Loss from continuing operations before income taxes	(1,367,588)	(1,091,145)
Income tax benefit	2,862,352	259,666
Net income (loss)	1,494,764	(831,479)
Net income attributable to noncontrolling interests	(1,587)	(551)
Net income (loss) attributable to Altice USA stockholders	$1,493,177	$(832,030)

The following is a reconciliation of net income (loss) to Adjusted EBITDA:

	Altice USA
	Year Ended December 31,
	2017	2016
Net income (loss)	$1,494,764	$(831,479)
Income tax benefit	(2,862,352)	(259,666)
Other expense (income), net (a)	13,651	(1,186)
Loss (gain) on interest rate swap contracts	(5,482)	72,961
Loss on derivative contracts, net (b)	236,330	53,696
Gain on investments, net	(237,354)	(141,896)
Loss on extinguishment of debt and write-off of deferred financing costs	600,240	127,649
Interest expense, net	1,601,211	1,442,730
Depreciation and amortization	2,930,571	1,700,306
Restructuring and other expense	152,401	240,395
Share-based compensation	57,430	14,368
Adjusted EBITDA	$3,981,410	$2,417,878

(a)	Includes primarily dividends received on Comcast common stock owned by the Company.

(b)	Consists of unrealized and realized losses (gains) due to the change in the fair value of derivative contracts.
The following table sets forth certain customer metrics by segment (unaudited):

	As of December 31, 2017			As of December 31, 2016			Increase
	Cablevision	Cequel	Total	Cablevision	Cequel	Total	(Decrease)
	(in thousands, except per customer amounts)
Homes passed (a)	5,164	3,457	8,621	5,116	3,407	8,524	97
Total customer relationships (b)(c)	3,156	1,750	4,906	3,141	1,751	4,892	14
Residential	2,893	1,642	4,535	2,879	1,649	4,528	7
SMB	263	109	371	262	102	364	7
Residential customers:
Pay TV	2,363	1,042	3,406	2,428	1,107	3,535	(129)
Broadband	2,670	1,376	4,046	2,619	1,344	3,963	83
Telephony	1,965	592	2,557	1,962	597	2,559	(2)
Residential triple product customer penetration (d):	64.2%	25.7%	50.2%	64.8%	25.5%	50.5%
Penetration of homes passed (e):	61.1%	50.6%	56.9%	61.4%	51.4%	57.4%
ARPU(f)	$155.39	$112.21	$139.75	$154.49	$109.30	$138.07

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network. For Cequel, broadband services were not available to approximately 100 homes passed and telephony services were not available to approximately 500 homes passed.

(b)	Represents number of households/businesses that receive at least one of the Company's services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets.  In calculating the number of customers, we count all customers other than inactive/disconnected customers.  Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group.  Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees.  Free status is not granted to regular customers as a promotion.  In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)	Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)	Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

	Segment Results							January 1, 2016 to June 20, 2016 (a)
	December 31, 2017				December 31, 2016
	Cablevision	Cequel	Eliminations	Total	Cablevision	Cequel	Total	Cablevision
Revenue:								(unaudited)
Residential:
Pay TV	$3,175,097	$1,099,025	$—	$4,274,122	$1,668,348	$1,120,525	$2,788,873	$1,494,186
Broadband	1,649,771	958,824	—	2,608,595	817,160	834,414	1,651,574	702,811
Telephony	570,871	129,894	—	700,765	311,832	153,939	465,771	286,161
Business services and wholesale	922,691	375,522	—	1,298,213	468,632	350,909	819,541	411,102
Advertising	321,149	73,509	(2,792)	391,866	163,678	88,371	252,049	125,419
Other	10,747	22,642	—	33,389	14,402	25,002	39,404	117,925
Total revenue	6,650,326	2,659,416	(2,792)	9,306,950	3,444,052	2,573,160	6,017,212	3,137,604
Operating expenses:
Programming and other direct costs	2,280,062	758,190	(2,597)	3,035,655	1,164,925	746,305	1,911,230	1,088,555
Other operating expenses	1,685,484	662,026	(195)	2,347,315	1,025,304	677,168	1,702,472	1,133,339
Restructuring and other expense	112,384	40,017	—	152,401	212,150	28,245	240,395	22,223
Depreciation and amortization	2,251,710	678,861	—	2,930,571	963,665	736,641	1,700,306	414,550
Operating income	$320,686	$520,322	$—	$841,008	$78,008	$384,801	$462,809	$478,937

(a)	Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU 2017-07.
Altice USA - Comparison of Results for the Year Ended December 31, 2017 compared to the Year Ended December 31, 2016
Pay Television Revenue
Pay television revenue for the years ended December 31, 2017 and 2016 was $4,274,122 and $2,788,873, respectively, of which $3,175,097 and $1,668,348 was derived from the Cablevision segment and $1,099,025 and $1,120,525 relates to our Cequel segment, respectively. Pay television is derived principally through monthly charges to residential customers of our pay television services. Revenue increases are derived primarily from rate increases, increases in the number of customers, including additional services sold to our existing customers, and programming package upgrades.

Pay television revenue for our Cablevision segment increased $1,506,749 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include pay television revenue of $1,494,186 recognized by Cablevision for the period from January 1, 2016 through June 20, 2016. Pay television revenue was also impacted by rate increases for certain video services implemented in the fourth quarter of 2016 and 2017, an increase in late fees and an increase in pay-per-view revenue. Partially offsetting these increases was a decrease in revenue as compared to the prior year due to a decline in pay television customers.
Pay television revenue for our Cequel segment decreased $21,500 (2%) for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease was due primarily to a decline in the number of pay television customers and a decrease in premium video services revenue, partially offset by certain rate increases, and an increase in late fees.
We believe our pay television customer declines noted in the table above are largely attributable to competition, particularly from Verizon in our Cablevision footprint and DBS providers in our Cequel footprint, as well as competition from companies that deliver video content over the Internet directly to customers. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.
Broadband Revenue
Broadband revenue for the years ended December 31, 2017 and 2016 was $2,608,595 and $1,651,574, respectively, of which $1,649,771 and $817,160 was derived from our Cablevision segment and $958,824 and $834,414 was derived from our Cequel segment. Broadband revenue is derived principally through monthly charges to residential customers of our broadband services. Revenue increases are derived primarily from rate increases, increases in the number of customers, including additional services sold to our existing customers, and speed tier upgrades.
Broadband revenue for our Cablevision segment increased $832,611 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include broadband revenue of $702,811 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Broadband revenue also increased $129,800 as a result of higher average recurring broadband revenue per broadband customer (driven by rate increases, the impact of service level changes, and an increase in late fees) and an increase in broadband customers.
Broadband revenue for our Cequel segment increased $124,410 (15%) for the year ended December 31, 2017 compared to the same period in the prior year. The increase was due primarily to higher average recurring broadband revenue per broadband customer (driven by rate increases, the impact of service level changes, and an increase in late fees) and an increase in broadband customers.
Telephony Revenue
Telephony revenue for the years ended December 31, 2017 and 2016 was $700,765 and $465,771 of which $570,871 and $311,832 was derived from the Cablevision segment and $129,894 and $153,939 was derived from our Cequel segment. Telephony revenue is derived principally through monthly charges to residential customers of our telephony services. Revenue increases are derived primarily from rate increases, increases in the number of customers, and additional services sold to our existing customers.
Telephony revenue for our Cablevision segment increased $259,039 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include telephony revenue of $286,161 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Offsetting this increase was a net decrease of $27,122 due primarily to lower average revenue per telephony customer and a decline in international calling.
Telephony revenue for our Cequel segment decreased $24,045 (16%) for the year ended December 31, 2017 compared to the year ended December 31, 2016. The decrease was due primarily to lower average revenue per telephony customer and a decline in telephony customers.

Business Services and Wholesale Revenue
Business services and wholesale revenue for the years ended December 31, 2017 and 2016 was $1,298,213 and $819,541, respectively of which $922,691 and $468,632 was derived from the Cablevision segment and $375,522 and $350,909 was derived from our Cequel segment. Business services and wholesale revenue is derived primarily from the sale of fiber based telecommunications services to the business market, and the sale of broadband, pay television and telephony services to SMB customers.
Business services and wholesale revenue for our Cablevision segment increased $454,059 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include revenue of $411,102 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Business services revenue also increased $42,957 primarily due to higher average recurring telephony and broadband revenue per SMB customer and an increase in Ethernet revenue resulting from a larger number of services installed, partially offset by reduced traditional voice and data services for commercial customers.
Business services and wholesale revenue for our Cequel segment increased $24,613 (7%) for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The increase was primarily due to higher commercial rates and customers for broadband services, an increase in certain pay television rates and increases in commercial carrier services.
Advertising Revenue
Advertising revenue for the years ended December 31, 2017 and 2016, net of inter-segment revenue, was $391,866 and $252,049, respectively, of which $321,149 and $163,678 was derived from our Cablevision segment and $73,509 and $88,371 was derived from our Cequel segment. Advertising revenue is primarily derived from the sale of advertising time available on the programming carried on our cable television systems.
Advertising revenue for our Cablevision segment increased $157,471 for the year ended December 31, 2017 compared to the year ended December 31, 2016. The increase is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include advertising revenue of $125,419 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase in advertising revenue of $32,052 was due primarily to an increase in digital advertising revenue and an increase in data and analytics revenue, partially offset by a decrease in political advertising.
Advertising revenue for our Cequel segment decreased $14,862 (17%) for the year ended December 31, 2017 as compared to the year ended December 31, 2016. The decrease is due to declines in political, auto, retail, and restaurant advertising.
Other Revenue
Other revenue for the years ended December 31, 2017 and 2016 was $33,389 and $39,404, respectively, of which $10,747 and $14,402 was derived from our Cablevision segment and $22,642 and $25,002 was derived from our Cequel segment. Other revenue includes other miscellaneous revenue streams.
Programming and Other Direct Costs
Programming and other direct costs, net of intersegment eliminations, for the years ended December 31, 2017 and 2016 amounted to $3,035,655 and $1,911,230, respectively, of which $2,280,062 and $1,164,925 relate to our Cablevision segment and $758,190 and $746,305 relate to our Cequel segment. Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay‑per‑view) and are generally paid on a per‑customer basis. These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes.
The increase of $1,115,137 related to our Cablevision segment for the year ended December 31, 2017, as compared to the prior year is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $1,088,555 of programming and other direct costs recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase of $26,582 is attributable to the following:

Cablevision segment:
Increase in programming costs due primarily to contractual rate increases and an increase in pay-per-view costs primarily from an event in August 2017, partially offset by lower pay television customers and lower video-on-demand costs	$61,623
Increase in costs of digital media advertising spots for resale	23,601
Decrease in costs primarily related to the sale of Newsday in July 2016	(33,888)
Decrease in call completion and transport costs primarily due to lower level of activity	(17,881)
Decrease in cost of sales (which includes the bulk sale of handset inventory of $5,445 during the first quarter of 2016)	(9,945)
Other net increases	3,072
$26,582
The increase of $11,885 related to our Cequel segment for the year ended December 31, 2017, as compared to the prior year period is attributable to the following:

Cequel segment:
Increase in programming costs due primarily to contractual rate increases and an increase in pay-per-view costs primarily from an event in August 2017, partially offset by lower pay television customers and lower video-on-demand costs	$20,141
Decrease in franchise costs due to lower pay television customers	(5,159)
Decrease in media cost of sales	(1,634)
Net decrease in call completion and interconnection costs due to lower level of activity	(1,803)
Other net increases	340
$11,885
Programming costs
Programming costs aggregated $2,533,244 and $1,567,688 for the years ended December 31, 2017 and 2016, respectively. The 2016 amount does not include programming costs of $883,792 recognized by Cablevision for the period January 1, 2016 through June 20, 2016. Our programming costs in 2018 will continue to be impacted by changes in programming rates, which we expect to increase by high single digits, and by changes in the number of pay television customers.
Other Operating Expenses
Other operating expenses for the years ended December 31, 2017 and 2016 amounted to $2,347,315 and $1,702,472, respectively, of which $1,685,484 and $1,025,304 relate to our Cablevision segment and $662,026 and $677,168 relate to our Cequel segment. Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers.
Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Costs associated with the initial deployment of new customer premise equipment necessary to provide broadband, pay television and telephony services are capitalized (asset-based). In circumstances where customer premise equipment tracking is not available, the Company estimates the amount of capitalized installation costs based on whether or not the business or residence had been previously connected to the network, (premise-based). Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.
Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain of these costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.
The increase of $660,180 related to our Cablevision segment for the year ended December 31, 2017, net of inter-segment eliminations, as compared to the prior year is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $1,133,339 of other operating expenses recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining decrease of $473,159 is attributable to the following:

Cablevision segment:
Decrease primarily in employee related costs related to the elimination of certain positions, and lower net benefits, partially offset by merit increases	$(362,128)
Decrease in costs primarily related to the sale of Newsday in July 2016	(95,262)
Decrease primarily related to maintenance agreements for equipment, as well as lower repairs and maintenance costs relating to our operations	(55,847)
Decrease in rent and insurance	(18,052)
Increase in contractor costs	18,354
Increase in professional fees	16,567
Increase in bad debt expense	10,325
Increase in fees for certain executive services provided by our parent entity (twelve months in 2017 compared to approximately six months in 2016)	9,444
Increase in sales and marketing costs	4,677
Increase in share-based compensation and long-term incentive plan awards expense	4,103
Other net decreases	(5,340)
$(473,159)
The decrease of $15,142 related to our Cequel segment for the year ended December 31, 2017, net of inter-segment eliminations, as compared to the prior year period is attributable to the following:

Cequel segment:
Decrease primarily in salaries and benefits related to the elimination of certain positions in connection with the initiatives to simplify the Company's organizational structure, partially offset by a decrease in capitalizable activity	$(56,381)
Decrease in insurance costs	(6,255)
Decrease in contract labor costs	(2,171)
Increase in consulting and professional fees	22,023
Increase in share-based compensation and long-term incentive plan awards expense	18,754
Increase in sales and marketing costs	3,267
Increase in worker's compensation expenses	2,082
Net increase in property, general and sales and use taxes	1,539
Other net increases	2,000
$(15,142)

Restructuring and Other Expense
Restructuring and other expense for the year ended December 31, 2017 of $152,401 ($112,384 for our Cablevision segment and $40,017 for our Cequel segment) as compared to $240,395 for the year ended December 31, 2016 ($212,150 for our Cablevision segment and $28,245 for our Cequel segment). These amounts primarily relate to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in 2016 that are intended to simplify the Company's organizational structure. We currently anticipate that additional restructuring expenses will be recognized as we continue to analyze our organizational structure.
Depreciation and Amortization
Depreciation and amortization for the years ended December 31, 2017 and 2016 amounted to $2,930,571 and $1,700,306, respectively, of which $2,251,710 and $963,665 relates to our Cablevision segment and $678,861 and $736,641 relates to our Cequel segment.
The increase in depreciation and amortization related to our Cablevision segment of $1,288,045 is primarily due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition. Our 2016 results do not include $414,550 of depreciation and amortization recognized by Cablevision for the period January 1, 2016 through June 20, 2016. The remaining increase of $873,495 is primarily attributable to the acceleration of amortization of its trade name intangible assets in connection with the announcement, on May 23, 2017, of the adoption of a global brand to replace the Optimum brand in the future, as well as depreciation on new asset additions. In December 2017, the Company made a decision to postpone the adoption of a global brand that would have replaced the Optimum brand, increasing the useful life of the Optimum trade name intangible asset to 5 years, which will reduce the future annual amortization expense related to the Optimum trade name.
The decrease in depreciation and amortization related to our Cequel segment of $57,780 (8%) is due primarily to lower amortization expense for certain intangible assets that are being amortized using an accelerated method, partially offset by an increase resulting from revisions made to the fair value of assets acquired resulting from the finalization in the fourth quarter of 2016 of the purchase price allocation in connection with the Cequel Acquisition.
Adjusted EBITDA
Adjusted EBITDA amounted to $3,981,410 and $2,417,878 for the years ended December 31, 2017 and 2016, of which $2,726,841 and $1,262,987 relates to our Cablevision segment and $1,254,569 and $1,154,891 relates to our Cequel segment.
Adjusted EBITDA is a non-GAAP measure that is defined as net loss excluding income taxes, loss from discontinued operations, other non-operating income or expenses, loss on extinguishment of debt and write-off of deferred financing costs, gain (loss) on interest rate swap contracts, gain (loss) on derivative contracts, gain (loss) on investments, interest expense (including cash interest expense), interest income, depreciation and amortization (including impairments), share-based compensation expense, restructuring expense or credits and transaction expenses. See reconciliation of net loss to adjusted EBITDA above.
The increase in adjusted EBITDA for the year ended December 31, 2017 as compare to the prior year was due to the consolidation of the Cablevision results as of June 21, 2016, the date of the Cablevision Acquisition and the increases in revenue and decreases in operating expenses (excluding depreciation and amortization, restructuring and other expense and share‑based compensation), as discussed above.
Interest Expense, net
Interest expense, net was $1,601,211 and $1,442,730, for the years ended December 31, 2017 and 2016, respectively, and includes interest on debt issued to finance the Cablevision Acquisition and Cequel Acquisition, as well as interest on debt assumed in connection with these acquisitions. The increase of $158,481 for the year ended December 31, 2017 as compared to the prior year is attributable to the following:

Increase due to changes in average debt balances and interest rates on our indebtedness and collateralized debt	$142,236
Lower interest income	11,890
Other net increases, primarily amortization of deferred financing costs and original issue discounts	4,355
$158,481
See "Liquidity and Capital Resources" discussion below for a detail of our borrower groups.
Gain on Investments, net
Gain on investments, net for the years ended December 31, 2017 and 2016, of $237,354 and $141,896 consists primarily of the increase in the fair value of Comcast common stock owned by the Company for the periods. For 2016, the gain is for the period June 21, 2016 through December 31, 2016. The effects of these gains are partially offset by the losses on the related equity derivative contracts, net described below.
Loss on Derivative Contracts, net
Loss on derivative contracts, net for the year ended December 31, 2017 amounted to $236,330 compared to $53,696 for the year ended December 31, 2016, and includes realized and unrealized losses due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company.  For 2016, the loss is for the period June 21, 2016 through December 31, 2016. The effects of these losses are offset by gains on investment securities pledged as collateral, which are included in gain on investments, net discussed above. The loss for the year ended December 31, 2017 also includes the realized loss on the settlement of certain put-call options of $97,410.
Gain (loss) on interest rate swap contracts
Gain (loss) on interest rate swap contracts was $5,482 and $(72,961) for the years ended December 31, 2017 and 2016. These amounts represent the increase or decrease in fair value of the fixed to floating interest rate swaps entered into by our Cequel segment in September 2016. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates. These swap contracts are not designated as hedges for accounting purposes.
Loss on extinguishment of debt and write-off of deferred financing costs
Loss on extinguishment of debt and write-off of deferred financing costs amounted to $600,240 and $127,649 for the year ended December 31, 2017 and 2016, respectively. The 2017 amount includes the premium of $513,723 related to the notes payable to affiliates and related parties that were converted into shares of the Company’s common stock, $18,976 related to the Cablevision Extension Amendment and the redemption of senior notes, $28,684 related to the Cequel Extension Amendment and the redemption of senior notes and $38,858 related to premiums paid upon the early repayment of certain senior notes outstanding.
Loss on extinguishment of debt amounted to $127,649 for the year ended December 31, 2016 and includes primarily the write-off of unamortized deferred financing costs and the unamortized discount relating to the prepayment of $1,290,500 outstanding under the term credit facility at Cablevision.
Other Income (Loss), net
Other income (loss), net was $(13,651) and $1,186, for the years ended December 31, 2017 and 2016, respectively. The 2017 amount includes the non-service cost components of the Company's pension expense of $11,863.
Income Tax Benefit
The Company recorded income tax benefit of $2,862,352 for the year ended December 31, 2017. Pursuant to the enactment of Tax Cuts and Jobs Act on December 22, 2017,  the Company recorded a noncash deferred tax benefit of  $2,332,677 to remeasure the net deferred tax liability to adjust for the reduction in the corporate federal income tax rate from 35% to 21% which is effective on January 1, 2018. Nondeductible share-based compensation expense for the year ended December 31, 2017 reduced income tax benefit by $22,938.
The Company recorded income tax benefit of $259,666 for the year ended December 31, 2016. Nondeductible share-based compensation expense for the year ended December 31, 2016 reduced income tax benefit by $5,747.

On June 9, 2016 the common stock of Cequel was contributed to the Company.  On June 21, 2016, the Company completed its acquisition of Cablevision.  Accordingly, Cequel and Cablevision joined the federal consolidated and certain state combined income tax returns of the Company. As a result, the applicate tax rate used to measure deferred tax assets and liabilities increased, resulting in a non-cash deferred income tax charge of $153,660 in the second quarter of 2016. In addition, there was no state income tax benefit on the pre-merger accrued interest at Neptune Finco Corp. ("Finco"), an indirect wholly-owned subsidiary of Altice N.V. formed to complete the financing for the Cablevision Acquisition and the merger with CSC Holdings, resulting in additional deferred tax expense of $18,542 for the year ended December 31, 2016.
Results of Operations - Cablevision Systems Corporation

	Cablevision Systems Corporation
	Successor	Predecessor
	June 21, 2016 to December 31, 2016	January 1, 2016 to June 20, 2016	Year Ended December 31, 2015
Revenue (a):	(unaudited)	(unaudited)
Residential:
Pay TV	$1,668,348	$1,494,186	$3,174,059
Broadband	817,160	702,811	1,389,447
Telephony	311,832	286,161	631,584
Business services and wholesale	468,632	411,102	834,154
Advertising	163,678	125,419	263,839
Other	14,402	117,925	252,462
Total revenue	3,444,052	3,137,604	6,545,545
Operating expenses:
Programming and other direct costs	1,164,925	1,088,555	2,269,290
Other operating expenses	1,025,304	1,133,339	2,533,958
Restructuring and other expense	212,150	22,223	16,213
Depreciation and amortization (including impairments)	963,665	414,550	865,252
Operating income	78,008	478,937	860,832
Other income (expense):
Interest expense, net	(606,347)	(285,508)	(584,839)
Gain (loss) on investments, net	141,896	129,990	(30,208)
Gain (loss) on equity derivative contracts, net	(53,696)	(36,283)	104,927
Loss on extinguishment of debt and write-off of deferred financing costs	(102,894)	—	(1,735)
Other income (expense), net	1,186	1,224	(6,316)
Income (loss) from continuing operations before income taxes	(541,847)	288,360	342,661
Income tax benefit (expense)	213,065	(124,848)	(154,872)
Income (loss) from continuing operations, net of income taxes	(328,782)	163,512	187,789
Loss from discontinued operations, net of income taxes	—	—	(12,541)
Net income (loss)	(328,782)	163,512	175,248
Net loss (income) attributable to noncontrolling interests	(551)	236	201
Net income (loss) attributable to Cablevision stockholder(s)	$(329,333)	$163,748	$175,449

(a)	Reflects certain reclassifications to conform to the Altice USA presentation as a result of the adoption of ASC 606 and ASU No. 2017-07.

(a)	Includes primarily dividends received on Comcast common stock owned by the Company.

(b)	Consists of unrealized and realized losses (gains) due to the change in fair value of equity derivative contracts relating to the Comcast common stock owned by the Company.

The following is a reconciliation of net income (loss) to Adjusted EBITDA:
	Cablevision
	Successor	Predecessor
	June 21, 2016 to December 31, 2016	January 1, 2016 to June 20, 2016	Year Ended December 31, 2015
	(unaudited)	(unaudited)
Net income (loss)	$(328,782)	$163,512	$175,248
Loss from discontinued operations, net of income taxes	—	—	12,541
Income tax (benefit) expense	(213,065)	124,848	154,872
Other income (a)	(1,186)	(1,224)	6,316
Loss on extinguishment of debt and write-off of deferred financing costs	102,894	—	1,735
Loss (gain) on equity derivative contracts, net (b)	53,696	36,283	(104,927)
Loss (gain) on investments, net	(141,896)	(129,990)	30,208
Interest expense, net	606,347	285,508	584,839
Depreciation and amortization (including impairments)	963,665	414,550	865,252
Restructuring and other expense	212,150	22,223	16,213
Share-based compensation	9,164	25,231	65,286
Adjusted EBITDA	$1,262,987	$940,941	$1,807,583

	Cablevision Systems Corporation
	Years Ended December 31,		Net Increase (Decrease)
	2016	2015	2016
	(in thousands, except per customer amounts)
Homes passed (a)	5,116	5,076	40
Total customers relationships (b)	3,141	3,115	26
Residential	2,879	2,858	21
SMB	262	258	4
Residential customers (c):
Pay TV	2,428	2,487	(59)
Broadband	2,619	2,562	57
Telephony	1,962	2,007	(45)
Residential triple product customer penetration (d):	64.8%	67.6%
Penetration of homes passed (e):	61.4%	61.4%
ARPU (f)	$154.49	$150.61
____________________

(a)
Represents the estimated number of single residence homes, apartments and condominium units passed by the cable distribution network in areas serviceable without further extending the transmission lines. In addition, it includes commercial establishments that have connected to our cable distribution network.

(b)	Represents number of households/businesses that receive at least one of the Company’s services.

(c)
Customers represent each customer account (set up and segregated by customer name and address), weighted equally and counted as one customer, regardless of size, revenue generated, or number of boxes, units, or outlets. In calculating the number of customers, we count all customers other than inactive/disconnected customers. Free accounts are included in the customer counts along with all active accounts, but they are limited to a prescribed group. Most of these accounts are also not entirely free, as they typically generate revenue through pay-per-view or other pay services and certain equipment fees. Free status is not granted to regular customers as a promotion. In counting bulk residential customers, such as an apartment building, we count each subscribing family unit within the building as one customer, but do not count the master account for the entire building as a customer. We count a bulk commercial customer, such as a hotel, as one customer, and do not count individual room units at that hotel.

(d)	Represents the number of customers that subscribe to three of our services divided by total residential customer relationships.

(e)	Represents the number of total customer relationships divided by homes passed.

(f)
Calculated by dividing the average monthly revenue for the respective quarter (fourth quarter for annual periods) presented derived from the sale of broadband, pay television and telephony services to residential customers for the respective quarter by the average number of total residential customers for the same period.

Cablevision - Comparison of Results for the Periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016 to Results for the Year Ended December 31, 2015
Pay Television Revenue
Pay television revenue amounted to $1,668,348 and $1,494,186 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $3,174,059 for the year ended December 31, 2015. Pay television revenue for the Successor and Predecessor periods in 2016 was impacted by a decline in pay television customers, a decrease due to a pay-per-view boxing event that took place in 2015, partially offset by increases in revenue due primarily to rate increases for certain pay television services implemented during the first quarter of 2016 and an increase in fees charged to restore suspended services.
We believe our pay television customer declines noted in the table above are largely attributable to intense competition, particularly from Verizon, as well as competition from companies that deliver video content over the Internet directly to customers. Also, the declines are attributable to our disciplined pricing and credit policies. These factors are expected to continue to impact our ability to maintain or increase our existing customers and revenue in the future.
Broadband Revenue
Broadband revenue amounted to $817,160 and $702,811 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,389,447 for the year ended December 31, 2015. Broadband revenue for the Successor and Predecessor periods in 2016 was impacted by rate increases for certain broadband services implemented during the first quarter of 2016, an increase in broadband customers, and an increase in fees charged to restore suspended services.
Telephony Revenue
Telephony revenue amounted to $311,832 and $286,161 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $631,584 for the year ended December 31, 2015. Telephony revenue for the Successor and Predecessor periods in 2016 was impacted by a decline in telephony customers and a decline in international calling.
Business Services Revenue
Business services and wholesale revenue amounted to $468,632 and $411,102 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $834,154 for the year ended December 31, 2015. Business services and wholesale revenue for the Successor and Predecessor periods in 2016 was impacted by rate increases for certain broadband services implemented during the first quarter of 2016, an increase in broadband customers and an increase in Ethernet revenue from an increase in services installed, partially offset by reduced traditional voice and data services.
Advertising Revenue
Advertising revenue amounted to $163,678 and $125,419 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $263,839 for the year ended December 31, 2015. Advertising revenue for the Successor and Predecessor periods in 2016 was impacted by an increase in advertising sales to the political sector.

Other Revenue
Other revenue amounted to $14,402 and $117,925 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $252,462 for the year ended December 31, 2015. Other revenue for the Successor and Predecessor periods in 2016 includes revenue recognized by Newsday through July 7, 2016, affiliation fees paid by cable operators for carriage of our News 12 Networks and other revenue sources. On July 7, 2016, the Company sold a 75% interest in Newsday and as a result no longer consolidates its operating results. As of July 7, 2016, the Company’s 25% interest in the operating results of Newsday is recorded on the equity basis.
Programming and Other Direct Costs
Programming and other direct costs include cable programming costs, which are costs paid to programmers (net of amortization of any incentives received from programmers for carriage) for cable content (including costs of VOD and pay-per-view) and are generally paid on a per-customer basis.
These costs typically rise due to increases in contractual rates and new channel launches and are also impacted by changes in the number of customers receiving certain programming services. These costs also include interconnection, call completion, circuit and transport fees paid to other telecommunication companies for the transport and termination of voice and data services, which typically vary based on rate changes and the level of usage by our customers. These costs also include franchise fees which are payable to the state governments and local municipalities where we operate and are primarily based on a percentage of certain categories of revenue derived from the provision of pay television service over our cable systems, which vary by state and municipality. These costs change in relation to changes in such categories of revenues or rate changes. These costs also included content, production and distribution costs of the Newsday business.
Programming and other direct costs amounted to $1,164,925 and $1,088,555 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $2,269,290 for the year ended December 31, 2015. Programming and other direct costs for the Successor and Predecessor periods in 2016 were impacted by an increase in programming costs due primarily to contractual rate increases, partially offset by lower video customers. These costs were also impacted by the lower costs related to Newsday (due to the sale of our 75% interest in Newsday in July 2016), lower call completion and transport costs primarily due to lower level of activity, lower cost of sales related to wireless handset inventory and higher franchise and other fees due primarily to increases in rates in certain areas, partially offset by lower pay television customers.
Programming costs aggregated $978,120 and $883,792 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,796,021 for the year ended December 31, 2015. Our programming costs increased 4% for the 2016 periods due primarily to an increase in contractual programming rates and a pay-per-view boxing event in 2015, partially offset by a decrease in telephony customers.
Other Operating Expenses
Other operating expenses include staff costs and employee benefits including salaries of company employees and related taxes, benefits and other employee-related expenses. Other operating expenses also include network management and field service costs, which represent costs associated with the maintenance of our broadband network, including costs of certain customer connections and other costs associated with providing and maintaining services to our customers which are impacted by general cost increases for contractors, insurance and other various expenses.
Customer installation and repair and maintenance costs may fluctuate as a result of changes in the level of activities and the utilization of contractors as compared to employees. Also, customer installation costs fluctuate as the portion of our expenses that we are able to capitalize changes. Network repair and maintenance and utility costs also fluctuate as capitalizable network upgrade and enhancement activity changes.
Other operating expenses also include costs related to the operation and maintenance of our call center facilities that handle customer inquiries and billing and collection activities and sales and marketing costs, which include advertising production and placement costs associated with acquiring and retaining customers. These costs vary period to period and certain costs, such as sales and marketing, may increase with intense competition. Additionally, other operating expenses include various other administrative costs, including legal fees, and product development costs.
Other operating expenses amounted to $1,025,304 and $1,133,339 for the period June 21, 2016 through December

31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $2,533,958 for the year ended December 31, 2015. Other operating expenses for the Successor and Predecessor periods in 2016 were impacted by a decrease in employee-related costs related to the elimination of certain positions, lower benefits and an increase in capitalizable activity, partially offset by merit increases. These costs were also impacted by the lower costs related to Newsday (due to the sale of our 75% interest in Newsday in July 2016), a decrease in share based compensation, a decrease in long-term incentive plan awards, lower legal costs, lower sales and marketing costs, lower repair and maintenance expenses, lower contractor costs, a settlement of a class action legal matter in 2015, partially offset by an increase in the management fee to Altice N.V.
Restructuring and Other Expense
Restructuring and other expense amounted to $212,150 and $22,223 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $16,213 for the year ended December 31, 2015. Restructuring and other expense for the Successor 2016 period is primarily related to severance and other employee related costs resulting from headcount reductions related to initiatives which commenced in the Successor period that are intended to simplify the Company’s organizational structure.
The restructuring and other expense for the Predecessor 2016 period is primarily related to transaction costs of $19,924 incurred in connection with the Cablevision Acquisition and adjustments related to prior restructuring plans of $2,299. Restructuring and other expense for 2015 includes transaction costs incurred in connection with the Cablevision Acquisition of $17,862, net of adjustments related to prior restructuring plans of $1,649.
Depreciation and Amortization
Depreciation and amortization (including impairments) amounted to $963,665 and $414,550 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $865,252 for the year ended December 31, 2015. Depreciation and amortization for the Successor period in 2016 was impacted by an increase in related to the step-up in the carrying value of property, plant and equipment and amortizable intangible assets recorded in connection with the Cablevision Acquisition on June 21, 2016, partially offset by certain assets being retired or becoming fully depreciated.
Adjusted EBITDA
Adjusted EBITDA amounted to $1,262,987 and $940,941 for the periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $1,807,583 for the year ended December 31, 2015. Adjusted EBITDA for the 2016 periods was impacted by an increase in revenue, and a decrease in operating expenses (excluding depreciation and amortization, restructuring and other expense and share-based compensation), as discussed above.
Interest Expense, net
Interest expense amounted to $606,347 and $285,508 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, compared to $584,839 for the year ended December 31, 2015. Interest expense for the Successor 2016 period includes additional interest related to the debt incurred to finance the Cablevision Acquisition.
Gain (Loss) on Investments, net
Gain (loss) on investments, net amounted to $141,896 and $129,990 for the period June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, and $(30,208) for the year ended December 31, 2015 and reflect the increase or decrease in the fair value of Comcast common stock owned by the Company. The effects of these gains (losses) are partially offset by the (losses) gains on the related equity derivative contracts, net described below.
Gain (Loss) on Equity Derivative Contracts, net
Gain (loss) on equity derivative contracts, net amounted to $(53,696) and $(36,283) for the periods June 21, 2016 through December 31, 2016 and January 1, 2016 through June 20, 2016, respectively, and $104,927 for the year ended December 31, 2015.

Gain (loss) on equity derivative contracts, net consists of unrealized and realized gains (losses) due to the change in fair value of the Company’s equity derivative contracts relating to the Comcast common stock owned by the Company. The effects of these gains (losses) are offset by the (losses) gains on investment securities pledged as collateral, which are included in gain (loss) on investments, net discussed above.
Loss on Extinguishment of Debt and Write-off of Deferred Financing Costs
Loss on extinguishment of debt and write-off of deferred financing costs amounted to $102,894 for the period June 21, 2016 through December 31, 2016 and $1,735 for the year ended December 31, 2015. The Successor 2016 amount includes the write-off of unamortized deferred financing costs and the unamortized discount related to the prepayment of $1,290,500 outstanding under the CSC Holdings, a wholly-owned subsidiary of Cablevision, term credit facility. The 2015 amount includes the write-off of unamortized deferred financing costs and the unamortized discount related to the $200,000 repayment of CSC Holdings term B loan facility.
Income Tax Expense
Income tax benefit (expense) amounted to $213,065 for the periods from June 21, 2016 through December 31, 2016 and $(124,848) for the period from January 1, 2016 through June 20, 2016. In the Successor period, excluding the impact of the nondeductible share-based compensation of $3,208, the effective tax rate would have been 40%. In the Predecessor period, certain acquisition-related costs were determined to be nondeductible, resulting in additional deferred tax expense of $9,392. Absent this item, the effective tax rate would have been 40%.
Income tax expense of $154,872 for the year ended December 31, 2015, reflected an effective tax rate of 45%. In April 2015, corporate income tax changes were enacted for both New York State and the City of New York. Those changes included a provision whereby investment income will be subject to higher taxes. Accordingly, in the second quarter of 2015, Cablevision recorded deferred tax expense of $16,334 to remeasure the deferred tax liability for the investment in Comcast common stock and associated derivative securities. Also in 2015, Cablevision recorded tax benefit of $2,630 related to research credits. Absent these items, the effective tax rate for the year ended December 31, 2015 would have been 41%.
Loss From Discontinued Operations
Loss from discontinued operations for the year ended December 31, 2015 amounted to $12,541, net of income taxes, and primarily reflects an expense related to the settlement of a legal matter relating to Rainbow Media Holdings LLC, a business whose operations were previously discontinued.
LIQUIDITY AND CAPITAL RESOURCES
Altice USA has no operations independent of its subsidiaries, Cablevision and Cequel. Funding for our subsidiaries has generally been provided by cash flow from their respective operations, cash on hand and borrowings under their revolving credit facilities and the proceeds from the issuance of securities and borrowings under syndicated term loans in the capital markets.  Our decision as to the use of cash generated from operating activities, cash on hand, borrowings under the revolving credit facilities or accessing the capital markets has been based upon an ongoing review of the funding needs of the business, the optimal allocation of cash resources, the timing of cash flow generation and the cost of borrowing under the revolving credit facilities, debt securities and syndicated term loans. We manage our business to a long-term net leverage ratio target of 4.5x to 5.0x. We calculate our consolidated net leverage ratio as net debt to L2QA EBITDA (Adjusted EBITDA for the two most recent consecutive fiscal quarters multiplied by 2.0).
We expect to utilize free cash flow and availability under the revolving credit facilities, as well as future refinancing transactions, to further extend the maturities of, or reduce the principal on, our debt obligations. The timing and terms of any refinancing transactions will be subject to, among other factors, market conditions. Additionally, we may, from time to time, depending on market conditions and other factors, use cash on hand and the proceeds from other borrowings to repay the outstanding debt securities through open market purchases, privately negotiated purchases, tender offers, or redemptions.
We believe existing cash balances, operating cash flows and availability under our revolving credit facilities will provide adequate funds to support our current operating plan, make planned capital expenditures and fulfill our debt service requirements for the next twelve months. However, our ability to fund our operations, make planned capital expenditures, make scheduled payments on our indebtedness and repay our indebtedness depends on our future operating performance and cash flows and our ability to access the capital markets, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond our control. Our collateralized debt maturing in the next 12 months will be settled with proceeds from monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed below. However, competition, market disruptions or a deterioration in economic conditions could lead to lower demand for our products, as well as lower levels of advertising, and increased incidence of customers' inability to pay for the services we provide.  These events would adversely impact our results of operations, cash flows and financial position.  Although we currently believe that amounts available under the revolving credit facilities will be available when, and if, needed, we can provide no assurance that access to such funds will not be impacted by adverse conditions in the financial markets or other conditions.  The obligations of the financial institutions under the revolving credit facilities are several and not joint and, as a result, a funding default by one or more institutions does not need to be made up by the others.
In the longer term, we may not be able to generate sufficient cash from operations to fund anticipated capital expenditures, meet all existing future contractual payment obligations and repay our debt at maturity.  As a result, we could be dependent upon our continued access to the capital and credit markets to issue additional debt or equity or refinance existing debt obligations.  We intend to raise significant amounts of funding over the next several years to fund capital expenditures, repay existing obligations and meet other obligations, and the failure to do so successfully could adversely affect our business.  If we are unable to do so, we will need to take other actions including deferring capital expenditures, selling assets, seeking strategic investments from third parties or reducing or eliminating discretionary uses of cash.
Initial Public Offering
In June 2017, the Company completed its IPO of 71,724,139 shares of its Class A common stock (12,068,966 shares sold by the Company and 59,655,173 shares sold by existing stockholders) at a price to the public of $30.00 per share, including the underwriters full exercise of their option to purchase 7,781,110 shares to cover overallotments. The Company’s Class A common stock began trading on June 22, 2017, on the New York Stock Exchange under the symbol “ATUS”.
In connection with the sale of its Class A common stock, the Company received proceeds of approximately $362,069, before deducting the underwriting discount and expenses directly related to the issuance of the securities of $12,998. The Company did not receive any proceeds from the sale of shares by the selling stockholders. In July 2017, the Company used approximately $350,120 of the proceeds to fund the redemption of $315,779 principal amount of 10.875% senior notes that mature in 2025 issued by CSC Holdings, an indirect wholly-owned subsidiary of the Company, and the related call premium of approximately $34,341.

Debt Outstanding
The following tables summarize the carrying value of our outstanding debt, net of deferred financing costs, discounts and premiums (excluding accrued interest), as well as interest expense.

	As of December 31, 2017
	Cablevision	Cequel	Altice USA	Eliminations	Total
Debt outstanding:
Credit facility debt	$3,393,306	$1,250,217	$—	$—	$4,643,523
Senior guaranteed notes	2,291,185	—	—	—	2,291,185
Senior secured notes	—	2,570,506	—	—	2,570,506
Senior notes and debentures	8,228,004	2,770,737	—	—	10,998,741
Subtotal	13,912,495	6,591,460	—	—	20,503,955
Capital lease obligations	20,333	1,647	—	—	21,980
Notes payable (includes $21,091 related to collateralized debt)	56,956	8,946	—	—	65,902
Subtotal	13,989,784	6,602,053	—	—	20,591,837
Collateralized indebtedness relating to stock monetizations (a)	1,349,474	—	—	—	1,349,474
Total debt	$15,339,258	$6,602,053	$—	$—	$21,941,311
Interest expense:
Credit facility debt, senior notes, capital leases and notes payable	$1,031,736	$410,480	$6,502	$(6,496)	$1,442,222
Notes payable to affiliates and related parties	—	—	90,405	—	90,405
Collateralized indebtedness and notes payable relating to stock monetizations (a)	70,505	—	—	—	70,505
Total interest expense	$1,102,241	$410,480	$96,907	$(6,496)	$1,603,132

(a)
This indebtedness is collateralized by shares of Comcast common stock. We intend to settle this debt by (i) delivering shares of Comcast common stock and the related equity contracts, (ii) delivering cash from the net proceeds on new monetization contracts, or (iii) delivering cash from the proceeds of monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed below.

The following table provides details of our outstanding credit facility debt as of December 31, 2017:

	Maturity Date	Interest Rate	Principal	Carrying Value (a)
Cablevision:
CSC Holdings Revolving Credit Facility (b)	$20,000 on October 9, 2020, remaining balance on November 30, 2021	4.75%	$450,000	$425,488
CSC Holdings Term Loan Facility	July 17, 2025	3.74%	2,985,000	2,967,818
Cequel:
Revolving Credit Facility (c)	November 30, 2021	—	—	—
Term Loan Facility	July 28, 2025	3.82%	1,258,675	1,250,217
			$4,693,675	$4,643,523

(a)	Carrying amounts are net of unamortized discounts and deferred financing costs.

(b)
At December 31, 2017, $115,973 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $1,734,027 of the facility was undrawn and available, subject to covenant limitations.

(c)
At December 31, 2017, $13,500 of the revolving credit facility was restricted for certain letters of credit issued on behalf of the Company and $336,500 of the facility was undrawn and available, subject to covenant limitations.

Payment Obligations Related to Debt
As of December 31, 2017, total amounts payable by us in connection with our outstanding obligations, including related interest, as well as capital lease obligations, notes payable, and the value deliverable at maturity under monetization contracts are as follows:

	Cablevision (a)	Cequel	Total

2018	$2,600,461	$386,068	$2,986,529
2019	1,443,852	387,356	1,831,208
2020	1,387,607	1,431,215	2,818,822
2021	3,719,148	1,563,658	5,282,806
2022	1,368,770	249,104	1,617,874
Thereafter	10,851,356	5,026,217	15,877,573
Total	$21,371,194	$9,043,618	$30,414,812

(a)
Includes $1,575,136 related to the Company's collateralized indebtedness (including related interest).  This indebtedness is collateralized by shares of Comcast common stock. We intend to settle this debt by (i) delivering shares of Comcast common stock and the related equity contracts, (ii) delivering cash from the net proceeds on new monetization contracts, or (iii) delivering cash from the proceeds of monetization contracts entered into pursuant to the Synthetic Monetization Closeout discussed below.

The amounts in the table above do not include the effects of the debt transactions discussed in Note 20.
CSC Holdings Restricted Group
CSC Holdings and those of its subsidiaries which conduct our broadband, pay television and telephony services operations, as well as Lightpath, which provides Ethernet-based data, Internet, voice and video transport and managed services to the business market, comprise the "Restricted Group" as they are subject to the covenants and restrictions of the credit facility and indentures governing the notes and debentures issued by CSC Holdings.  In addition, the Restricted Group is also subject to the covenants of the debt issued by Cablevision.
Sources of cash for the Restricted Group include primarily cash flow from the operations of the businesses in the Restricted Group, borrowings under its credit facility and issuance of securities in the capital markets, contributions from its parent, and, from time to time, distributions or loans from its subsidiaries.  The Restricted Group's principal uses of cash include:  capital spending, in particular, the capital requirements associated with the upgrade of its digital broadband, pay television and telephony services, including costs to build a FTTH network and enhancements to its service offerings such as a broadband wireless network (WiFi); debt service, including distributions made to Cablevision to service interest expense and principal repayments on its debt securities; other corporate expenses and changes in working capital; and investments that it may fund from time to time.
Cablevision Credit Facilities
On October 9, 2015, Finco, which merged with and into CSC Holdings on June 21, 2016, entered into a senior secured credit facility, which currently provides U.S. dollar term loans currently in an aggregate principal amount of $3,000,000 ($2,985,000 outstanding at December 31, 2017) (the “CVC Term Loan Facility”, and the term loans extended under the CVC Term Loan Facility, the “CVC Term Loans”) and U.S. dollar revolving loan commitments in an aggregate principal amount of $2,300,000 (the “CVC Revolving Credit Facility” and, together with the CVC Term Loan Facility, the “CVC Credit Facilities”), which are governed by a credit facilities agreement entered into by, inter alios, CSC Holdings certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on June 20, 2016, June 21, 2016, July 21, 2016, September 9, 2016, December 9, 2016 and March 15, 2017, respectively, and as further amended, restated, supplemented or otherwise modified from time to time, the “CVC Credit Facilities Agreement”).

During the year ended December 31, 2017, CSC Holdings borrowed $1,350,000 under its revolving credit facility ($500,000 was used to make cash distributions to its stockholders) and made voluntary repayments aggregating $1,075,256 with cash on hand.
In January 2018, CSC Holdings borrowed $150,000 under its revolving credit facility and entered into a new $1,500,000 incremental term loan facility (the "Incremental Term Loan") under its existing CVC Credit Facilities Agreement. The Incremental Term Loan was priced at 99.50% and will mature on January 25, 2026. The Incremental Term Loan is comprised of eurodollar borrowings or alternate base rate borrowings, and bears interest at a rate per annum equal to the adjusted LIBO rate or the alternate base rate, as applicable, plus the applicable margin, where the applicable margin is (i) with respect to any alternate base rate loan, 1.50% per annum and (ii) with respect to any eurodollar loan, 2.50% per annum. See discussion below regarding use of proceeds from the Incremental Term Loan.
The Company was in compliance with all of its financial covenants under the CVC Credit Facilities Agreement as of December 31, 2017.
See Note 9 to our consolidated financial statements for further information regarding the CVC Credit Facilities Agreement.
Cequel Credit Facilities
On June 12, 2015, Altice US Finance I Corporation, a wholly-owned subsidiary of Cequel, entered into a senior secured credit facility which currently provides U.S. dollar term loans in an aggregate principal amount of $1,265,000 ($1,258,675 outstanding at December 31, 2017) (the “Cequel Term Loan Facility” and the term loans extended under the Cequel Term Loan Facility, the “Cequel Term Loans”) and U.S. dollar revolving loan commitments in an aggregate principal amount of $350,000 (the "Cequel Revolving Credit Facility" and, together with the Cequel Term Loan Facility, the "Cequel Credit Facilities") which are governed by a credit facilities agreement entered into by, inter alios, Altice US Finance I Corporation, certain lenders party thereto and JPMorgan Chase Bank, N.A. as administrative agent and security agent (as amended, restated, supplemented or otherwise modified on October 25, 2016, December 9, 2016 and March 15, 2017, and as further amended, restated, supplemented or modified from time to time, the “Cequel Credit Facilities Agreement”).
The Company was in compliance with all of its financial covenants under the Cequel Credit Facilities Agreement as of December 31, 2017.
See Note 9 to our consolidated financial statements for further information regarding the Cequel Credit Facilities Agreement.
Senior Notes
Cablevision Notes
On September 23, 2009, Cablevision issued $900,000 aggregate principal amount of its 8 5/8% Senior Notes due 2017 and 8 5/8% Series B Senior Notes due 2017 (together, the "Cablevision 2017 Senior Notes"). In April 2017, Cablevision redeemed $500,000 aggregate principal amount of its Cablevision 2017 Senior Notes with certain of the proceeds of the term loans incurred under the CVC Credit Facilities Agreement, and in September 2017, Cablevision repaid the remaining $400,000 from borrowings under its revolving credit facility.
On April 15, 2010, Cablevision issued $750,000 aggregate principal amount of its 7 3/4% Senior Notes due 2018 (the "CVC 2018 Notes") and $500,000 aggregate principal amount of its 8% Senior Notes due 2020. On September 27, 2012, Cablevision issued $750,000 aggregate principal amount of its 5 7/8% Senior Notes due 2022 ($649,024 principal outstanding at December 31, 2017). The CVC 2018 Notes were repaid in February 2018.
As of December 31, 2017, Cablevision was in compliance with all of its financial covenants under the indentures under which the Cablevision Notes were issued.
CSC Holdings Notes
CSC Holdings Senior Guaranteed Notes
On October 9, 2015, Finco issued $1,000,000 aggregate principal amount of its 6 5/8% Senior Guaranteed Notes due 2025 (the "CSC 2025 Senior Guaranteed Notes"). CSC Holdings assumed the obligations as issuer of the CSC 2025

Senior Guaranteed Notes upon the merger of Finco and CSC Holdings on June 21, 2016. On September 23, 2016, CSC Holdings issued $1,310,000 aggregate principal amount of its 5 1/2% Senior Guaranteed Notes due 2027.
In January 2018, CSC Holdings issued $1,000,000 aggregate principal amount of 5 3/8% senior guaranteed notes due February 1, 2028 (the "2028 Guaranteed Notes"). The 2028 Guaranteed Notes are senior unsecured obligations and rank pari passu in right of payment with all of the existing and future senior indebtedness, including the existing senior notes and the Credit Facilities and rank senior in right of payment to all of existing and future subordinated indebtedness. The proceeds from the 2028 Guaranteed Notes, together with proceeds from the Incremental Term Loan, borrowings under CSC Holdings' revolving credit facility and cash on hand, were used in February 2018 to repay certain senior notes ($300,000 principal amount of CSC Holdings' senior notes due in February 2018 and $750,000 principal amount of Cablevision senior notes due in April 2018) and will be used to fund a dividend of $1,500,000 to the Company's stockholders immediately prior to and in connection with the Distribution.
As of December 31, 2017, CSC Holdings was in compliance with all of its financial covenants under the indentures under which the CSC Holdings senior guaranteed notes were issued.
CSC Holdings Senior Notes
On February 6, 1998, CSC Holdings issued $300,000 aggregate principal amount of its 7 7/8% Senior Debentures which matured and were repaid on February 2018. On July 21, 1998, CSC Holdings issued $500,000 aggregate principal amount of its 7 5/8% Senior Debentures due 2018. On February 12, 2009, CSC Holdings issued $526,000 aggregate principal amount of its 8 5/8% Senior Notes due 2019 and 8 5/8% Series B Senior Notes due 2019. On November 15, 2011, CSC Holdings issued $1,000,000 aggregate principal amount of its 6 3/4% Senior Notes due 2021 and 6 3/4% Series B Senior Notes due 2021. On May 23, 2014, CSC Holdings issued $750,000 aggregate principal amount of its 5 1/4% Senior Notes due 2024 and 5 1/4% Series B Senior Notes due 2024.
On October 9, 2015, Finco issued $1,800,000 aggregate principal amount of its 10 1/8% Senior Notes due 2023 (the "CSC 2023 Senior Notes") and $2,000,000 10 7/8% Senior Notes due 2025 (the "CSC 2025 Senior Notes). CSC Holdings assumed the obligations as issuer of the CSC 2023 Senior Notes and the CSC 2025 Senior Notes upon the merger of Finco and CSC Holdings on June 21, 2016. In July 2017, the Company used approximately $350,120 of the proceeds from the Company's IPO discussed above to fund the redemption of $315,779 principal amount of the CSC 2025 Senior Notes and the related call premium of approximately $34,341. See Note 9 of our consolidated financial statements for further details.
As of December 31, 2017, CSC Holdings was in compliance with all of its financial covenants under the indentures under which the CSC Holdings senior notes were issued.
Cequel Notes
Cequel Senior Secured Notes
On June 12, 2015, Altice US Finance I Corporation issued $1,100,000 aggregate principal amount of its 5 3/8% Senior Secured Notes due 2023. On April 26, 2016, Altice US Finance I Corporation issued $1,500,000 aggregate principal amount of its 5 1/2% Senior Secured Notes due 2026.
As of December 31, 2017, Cequel was in compliance with all of its financial covenants under the indentures under which the Cequel senior secured notes were issued.
Cequel Senior Notes
On October 25, 2012, Cequel Capital Corporation and Cequel Communications Holdings I, LLC (collectively, the "Cequel Senior Notes Co-Issuers") issued $500,000 aggregate principal amount of their 6 3/8% Senior Notes due 2020 (the "Cequel 2020 Senior Notes"). On December 28, 2012, the Cequel Senior Notes Issuers issued an additional $1,000,000 aggregate principal amount of their Cequel 2020 Senior Notes. In April 2017, the Company redeemed $450,000 of the Cequel 2020 Senior Notes from proceeds of the Cequel Term Loan pursuant to the March 15, 2017 amendment.
On May 16, 2013, the Cequel Senior Notes Co-Issuers issued $750,000 aggregate principal amount of their 5 1/8% Senior Notes due 2021. On September 9, 2014, the Cequel Senior Notes Co-Issuers issued $500,000 aggregate principal amount of their 5 1/8% Senior Notes due 2021.

On June 12, 2015, Altice US Finance II Corporation issued $300,000 aggregate principal amount of its 7 3/4% Senior Notes due 2025 (the "Cequel 2025 Senior Notes"). Following the Cequel Acquisition, Altice US Finance II Corporation was merged into Cequel and the Cequel 2025 Senior Notes became the obligation of the Cequel Senior Notes Co-Issuers.
Also on June 12, 2015, Altice US Finance S.A., an indirect subsidiary of Altice, issued $320,000 principal amount of 7 3/4% Senior Notes due 2025 (the "Cequel Holdco Notes"), the proceeds from which were placed in escrow, to finance a portion of the purchase price for the Cequel Acquisition. The Cequel Holdco Notes were automatically exchanged into an equal aggregate principal amount of Cequel 2025 Senior Notes during the second quarter of 2016.
As of December 31, 2017, Cequel was in compliance with all of its financial covenants under the indentures under which the Cequel senior notes were issued.
Capital Expenditures

	Year Ended December 31,
	2017			2016
	Cablevision	Cequel	Total	Cablevision	Cequel	Total
Customer premise equipment	$188,798	$119,702	$308,500	$77,536	$154,718	$232,254
Network infrastructure	221,182	90,548	311,730	91,952	76,926	168,878
Support and other	157,566	31,643	189,209	83,153	45,336	128,489
Business services	103,871	38,039	141,910	45,716	50,204	95,920
Capital purchases (cash basis)	$671,417	$279,932	$951,349	$298,357	$327,184	$625,541
Capital purchases (including accrued not paid) (a)	$700,586	$320,175	$1,020,761	$348,852	$351,827	$700,679

(a)	The Cablevision 2017 amount excludes advance payments aggregating $16,363 made to ATS for the FTTH project.
Customer premise equipment includes expenditures for set-top boxes, cable modems and other equipment that is placed in a customer's home, as well as equipment installation costs. Network infrastructure includes: (i) scalable infrastructure, such as headend equipment, (ii) line extensions, such as fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering, and (iii) upgrade and rebuild, including costs to modify or replace existing fiber/coaxial cable networks, including enhancements. Support and other capital expenditures includes costs associated with the replacement or enhancement of non-network assets, such as office equipment, buildings and vehicles. Business services capital expenditures include primarily equipment, installation, support, and other costs related to our fiber based telecommunications business.
Cash Flow Discussion
Operating Activities
Net cash provided by operating activities amounted to $2,018,247 for the year ended December 31, 2017 compared to $1,184,455 for the year ended December 31, 2016.  The 2017 cash provided by operating activities resulted from $2,318,941 of income before depreciation and amortization and non-cash items and an increase in deferred revenue of $12,310, partially offset by a decrease in accounts payable and accrued expenses of $167,813 a net increase in current and other assets of $109,944, a net decrease in amounts due to affiliates of $34,326, and a decrease in liabilities related to interest rate swap contracts of $921.
The 2016 cash provided by operating activities resulted from $746,341 of income before depreciation and amortization and non-cash items, $310,892 as a result of an increase in accounts payable, deferred revenue and other liabilities, $78,823 resulting from an increase in liabilities related to interest rate swap contracts and $48,399 resulting from a net decrease in current and other assets.

Investing Activities
Net cash used in investing activities for the year ended December 31, 2017 was $1,092,199 compared to $9,599,319 for the year ended December 31, 2016.  The 2017 investing activities consisted primarily of capital expenditures of $951,349, payments of $97,410 related to the settlement of put-call options, and payments for acquisitions, net of cash acquired of $46,703, partially offset by $3,263 in other net cash proceeds.
The 2016 investing activities consisted primarily of $8,988,774 payment for the Cablevision Acquisition, net of cash acquired, $625,541 of capital expenditures, net payments related to other investments of $4,608, and additions to other intangible assets of $106, partially offset by other net cash receipts of $19,710, including $13,825 from the sale of an affiliate interest.
Financing Activities
Net cash used in financing activities amounted to $1,099,041 for the year ended December 31, 2017 compared to net cash provided by financing activities of $131,421 for the year ended December 31, 2016. In 2017, the Company's financing activities consisted primarily of the repayment of senior notes, including premiums and fees, of $1,729,400, cash distributions paid to stockholders of $919,317, principal payments on capital lease obligations of $15,157, additions to deferred financing costs of $8,600 and distributions to noncontrolling interests of $335, partially offset by net proceeds from credit facility debt of $1,182,094, net proceeds from collateralized indebtedness and related derivative contracts of $7,735, net proceeds from the Company's IPO of $349,071, proceeds from notes payable of $33,733, and contributions from stockholders of $1,135.
In 2016, the Company's financing activities consisted of proceeds of $1,750,000 from the issuance of notes to affiliates and related parties, $1,310,000 from the issuance of senior notes, contribution from stockholders of $1,246,499, net proceeds from collateralized indebtedness of $36,286, and an excess tax benefit related to share-based awards of $31. Partially offsetting these increases were net repayments of credit facility debt of $3,623,287, distributions to stockholders of $365,559, payments of deferred financing costs of $203,712, and principal payments on capital lease obligations of $18,837.

Settlements of Collateralized Indebtedness
The following table summarizes the settlement of the Company's collateralized indebtedness relating to Comcast shares that was settled by delivering cash equal to the collateralized loan value, net of the value of the related equity derivative contracts during the year ended December 31, 2017:

Number of shares (a)	26,815,368
Collateralized indebtedness settled	$(774,703)
Derivative contracts settled	(56,356)
(831,059)
Proceeds from new monetization contracts	838,794
Net cash received	$7,735
______________________

(a)	Share amounts are adjusted for the 2 for 1 stock split in February 2017.
The cash to settle the collateralized indebtedness was obtained from the proceeds of new monetization contracts covering an equivalent number of Comcast shares.  The terms of the new contracts allow the Company to retain upside participation in Comcast shares up to each respective contract's upside appreciation limit with downside exposure limited to the respective hedge price.
In April 2017, the Company entered into new monetization contracts related to 32,153,118 shares of Comcast common stock held by Cablevision, which synthetically reversed the existing contracts related to these shares (the "Synthetic Monetization Closeout"). As the existing collateralized debt matures, the Company will settle the contracts with proceeds received from the new monetization contracts. The new monetization contracts mature on April 28, 2021. The new monetization contracts provide the Company with downside protection below the hedge price of $35.47 and upside benefit of stock price appreciation up to $44.72 per share. In connection with the execution of these contracts, the Company recorded (i) the fair value of the equity derivative contracts of $53,316 (in a net asset position), (ii) notes payable of $111,657, representing the fair value of the existing equity derivative contracts, in a liability position, and (iii) a discount on debt of $58,341.
Contractual Obligations and Off Balance Sheet Commitments
Our contractual obligations to affiliates and non-affiliates as of December 31, 2017, which consist primarily of our debt obligations and the effect such obligations are expected to have on our liquidity and cash flow in future periods, are summarized in the following table:

	Payments Due by Period
	Total	Year 1	Years 2-3	Years 4-5	More than 5 years	Other
Off balance sheet arrangements:
Purchase obligations (a)	$8,427,609	$3,072,083	$4,181,199	$1,094,508	$79,819	$—
Operating lease obligations (b)	475,712	74,992	141,345	118,969	140,406	—
Guarantees (c)	36,224	34,716	1,508	—	—	—
Letters of credit (d)	129,473	200	120	129,153	—	—
	9,069,018	3,181,991	4,324,172	1,342,630	220,225	—
Contractual obligations reflected on the balance sheet:
Debt obligations (e)	30,390,463	2,976,207	4,642,299	6,896,733	15,875,224	—
Capital lease obligations (f)	24,349	10,322	7,731	3,947	2,349	—
Taxes (g)	8,479	—	—	—	—	8,479
	30,423,291	2,986,529	4,650,030	6,900,680	15,877,573	8,479
Total	$39,492,309	$6,168,520	$8,974,202	$8,243,310	$16,097,798	$8,479

(a)
Purchase obligations primarily include contractual commitments with various programming vendors to provide video services to our customers and minimum purchase obligations to purchase goods or services.  Future fees payable under contracts with programming vendors are based on numerous factors, including the number of customers receiving the programming.  Amounts reflected above related to programming agreements are based on the number of customers receiving the programming as of December 31, 2017 multiplied by the per customer rates or the stated annual fee, as applicable, contained in the executed agreements in effect as of December 31, 2017.  See Note 15 to our consolidated financial statements for a discussion of our program rights obligations.

(b)
Operating lease obligations represent primarily future minimum payment commitments on various long-term, noncancelable leases, at rates now in force, for office, production and storage space, and rental space on utility poles.  See Note 7 to our consolidated financial statements for a discussion of our operating leases.

(c)
Includes franchise and performance surety bonds primarily for our cable television systems.   Also includes outstanding guarantees primarily by CSC Holdings in favor of certain financial institutions in respect of ongoing interest expense obligations in connection with the monetization of our holdings of shares of Comcast common stock.  Payments due by period for these arrangements represent the year in which the commitment expires.

(d)
Consists primarily of letters of credit obtained by CSC Holdings and Cequel in favor of insurance providers and certain governmental authorities.  Payments due by period for these arrangements represent the year in which the commitment expires.

(e)
Includes interest and principal payments due on our (i) credit facility debt, (ii) senior guaranteed notes, senior secured notes, and senior notes and debentures, (iii) notes payable and (iv) collateralized indebtedness.  See Notes 9 and 10 to our consolidated financial statements for a discussion of our long-term debt. These amounts do not include the effects of the debt transactions discussed in Note 20.

(f)	Reflects the principal amount of capital lease obligations, including related interest.

(g)	Represents tax liabilities, including accrued interest, relating to uncertain tax positions. See Note 12 to our consolidated financial statements for a discussion of our income taxes.
The table above does not include obligations for payments required to be made under multi-year franchise agreements based on a percentage of revenues generated from pay television services per year. For the years ended December 31, 2017 and 2016, the amount of franchise fees and certain other taxes and fees included as a component of revenue aggregated $259,075 and $154,732, respectively.
Dividends and Distributions
In the second quarter of 2017, prior to the Company's IPO, the Company declared and paid cash distributions aggregating $839,700, $500,000 of which were funded with proceeds from borrowings under CSC Holdings' revolving credit facility. In 2016, the Company declared cash distributions of $445,176, of which $365,559 were paid in 2016 and $79,617 were paid in the first quarter of 2017.
Managing our Interest Rate and Equity Price Risk
Interest Rate Risk
Interest rate risk is primarily a result of exposures to changes in the level, slope and curvature of the yield curve, the volatility of interest rates and credit spreads. Our exposure to interest rate risk results from changes in short-term interest rates. Interest rate risk exists primarily with respect to our credit facility debt, which bears interest at variable rates. The carrying value of our outstanding credit facility debt at December 31, 2017 amounted to $4,643,523.
To manage interest rate risk, we have from time to time entered into interest rate swap contracts to adjust the proportion of total debt that is subject to variable and fixed interest rates. Such contracts effectively fix the borrowing rates on floating rate debt to provide an economic hedge against the risk of rising rates and/or effectively convert fixed rate borrowings to variable rates to permit the Company to realize lower interest expense in a declining interest rate environment. We monitor the financial institutions that are counterparties to our interest rate swap contracts and we only enter into interest rate swap contracts with financial institutions that are rated investment grade. All such contracts are carried at their fair market values on our consolidated balance sheet, with changes in fair value reflected in the consolidated statement of operations.
In June 2016, a subsidiary of Cequel entered into two fixed to floating interest rate swaps. One fixed to floating interest rate swap is converting $750,000 from a fixed rate of 1.6655% to six-month LIBOR and a second tranche of $750,000 from a fixed rate of 1.68% to six-month LIBOR. The objective of these swaps is to adjust the proportion of total debt that is subject to fixed and variable interest rates.
These swap contracts are not designated as hedges for accounting purposes. Accordingly, the changes in the fair value of these interest rate swap contracts are recorded through the statement of operations. For the year ended December 31, 2017, the Company recorded a gain on interest rate swap contracts of $5,482.
As of December 31, 2017, our outstanding interest rate swap contracts had an aggregate fair value and carrying value of $77,902 reflected in ‘‘liabilities under derivative contracts’’ in our consolidated balance sheet.
We do not hold or issue derivative instruments for trading or speculative purposes.
See discussion above for further details of our credit facility debt and See "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" below for a discussion regarding the fair value of our debt.
Equity Price Risk
We have entered into derivative contracts to hedge our equity price risk and monetize the value of our shares of common stock of Comcast. These contracts, at maturity, are expected to offset declines in the fair value of these securities below the hedge price per share while allowing us to retain upside appreciation from the hedge price per share to the relevant cap price. If any one of these contracts is terminated prior to its scheduled maturity date due to the occurrence of an event specified in the contract, we would be obligated to repay the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and equity collar, calculated at the termination date. As of December 31, 2017 we did not have an early termination shortfall relating to any of these contracts. The underlying stock and the equity collars are carried at fair value in our consolidated balance sheets and the collateralized indebtedness is carried at its principal value, net of discounts and the unamortized fair value adjustment for contracts that existed at the date of the Cablevision Acquisition. See "Item 7A. Quantitative and Qualitative Disclosures About Market Risk" for information on how we participate in changes in the market price of the stocks underlying these derivative contracts.
All of our monetization transactions are obligations of our wholly-owned subsidiaries that are not part of the Restricted Group; however, CSC Holdings provides guarantees of the subsidiaries' ongoing contract payment expense obligations and potential payments that could be due as a result of an early termination event (as defined in the agreements). The guarantee exposure approximates the net sum of the fair value of the collateralized indebtedness less the sum of the fair values of the underlying stock and the equity collar. All of our equity derivative contracts are carried at their current fair value in our consolidated balance sheets with changes in value reflected in our consolidated statements of operations, and all of the counterparties to such transactions currently carry investment grade credit ratings.
Critical Accounting Policies
In preparing its financial statements, the Company is required to make certain estimates, judgments and assumptions that it believes are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented.
The significant accounting policies, which we believe are the most critical to aid in fully understanding and evaluating our reported financial results, include the following:
Business Combinations
The Company applied business combination accounting for the Cablevision Acquisition and the Cequel Acquisition. Business combination accounting requires that the assets acquired and liabilities assumed be recorded at their respective estimated fair values at the date of acquisition. The excess purchase price over fair value of the net assets acquired is recorded as goodwill. In determining estimated fair values, we are required to make estimates and assumptions that affect the recorded amounts, including, but not limited to, expected future cash flows, discount rates, remaining useful lives of long-lived assets, useful lives of identified intangible assets, replacement or reproduction costs of property and equipment and the amounts to be recovered in future periods from acquired net operating losses and other deferred tax assets. Our estimates in this area impact, among other items, the amount of depreciation and amortization, impairment charges in certain instances if the asset becomes impaired, and income tax expense or benefit that we report. Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain. See Note 3 for a summary of the application of business combination accounting.
Impairment of Long-Lived and Indefinite-Lived Assets
The Company's long-lived and indefinite-lived assets at December 31, 2017 include goodwill of $8,019,861, other intangible assets of $18,086,535 ($13,020,081 of which are indefinite-lived intangible assets), and $6,023,826 of property, plant and equipment. Such assets accounted for approximately 92% of the Company's consolidated total assets. Goodwill and identifiable indefinite-lived intangible assets, which primarily represent the Company's cable television franchises are tested annually for impairment during the fourth quarter ("annual impairment test date") and upon the occurrence of certain events or substantive changes in circumstances.
The Company is operated as three reporting units for the goodwill impairment test and two units of accounting for the indefinite-lived asset impairment test. We assess qualitative factors and other relevant events and circumstances that affect the fair value of the reporting unit and its identifiable indefinite-lived intangible assets, such as:

•	macroeconomic conditions;

•	industry and market conditions;

•	cost factors;

•	overall financial performance;

•	changes in management, strategy or customers;

•
relevant specific events such as a change in the carrying amount of net assets, a more-likely-than-not expectation of selling or disposing all, or a portion, of a reporting unit or unit of accounting; and

•	sustained decrease in share price, as applicable.
The Company assesses these qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that the reporting unit's fair value is less than its carrying amount.
When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the Company is required to determine goodwill impairment using a two-step process. The first step of the goodwill impairment test is used to identify potential impairment by comparing the fair value of the reporting unit with its carrying amount, including goodwill utilizing an enterprise-value based premise approach. If the carrying amount of the reporting unit exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of the reporting unit's goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of that goodwill, an impairment loss is recognized in an amount equal to that excess. The implied fair value of goodwill is determined in the same manner as the amount of goodwill that would be recognized in a business combination.
The Company assesses the qualitative factors discussed above to determine whether it is necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test. This quantitative test is required only if the Company concludes that it is more likely than not that a unit of accounting's fair value is less than its carrying amount. When the qualitative assessment is not used, or if the qualitative assessment is not conclusive, the impairment test for identifiable indefinite-lived intangible assets requires a comparison of the estimated fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. At December 31, 2017 the Company had indefinite-lived cable television franchises of $13,020,081 ($8,113,575 at Cablevision and $4,906,506 at Cequel), reflecting agreements we have with state and local governments that allow us to construct and operate a cable business within a specified geographic area and allow us to solicit and service potential customers in the service areas defined by the franchise rights currently held by the Company.
For other long-lived assets, including intangible assets that are amortized such as customer relationships and trade names, the Company evaluates assets for recoverability when there is an indication of potential impairment. If the undiscounted cash flows from a group of assets being evaluated is less than the carrying value of that group of assets, the fair value of the asset group is determined and the carrying value of the asset group is written down to fair value.
In assessing the recoverability of the Company's goodwill and other long-lived assets, the Company must make assumptions regarding estimated future cash flows and other factors to determine the fair value of the respective assets. These estimates and assumptions could have a significant impact on whether an impairment charge is recognized and also the magnitude of any such charge. Fair value estimates are made at a specific point in time, based on relevant information. These estimates are subjective in nature and involve uncertainties and matters of significant judgments and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. Estimates of fair value are primarily determined using discounted cash flows and comparable market transactions. These valuations are based on estimates and assumptions including projected future cash flows, discount rate, determination of appropriate market comparables and determination of whether a premium or discount should be applied to comparables. These valuations also include assumptions for average annual revenue per customer, number of homes passed, operating margin and market penetration as a percentage of homes passed, among other assumptions. Further, the projected cash flow assumptions consider contractual relationships, customer attrition, eventual development of new technologies and market competition. If these estimates or material related assumptions change in the future, the Company may be required to record impairment charges related to its long-lived assets.
During the fourth quarter of 2017, the Company assessed the qualitative factors described above to determine whether it was necessary to perform the two-step quantitative goodwill impairment test and concluded that it was not more likely than not that the reporting unit's fair value was less than its carrying amount. The Company also assessed these qualitative factors to determine whether it was necessary to perform the one-step quantitative identifiable indefinite-lived intangible assets impairment test and concluded that it was not more likely than not that the unit of accounting's fair value was less than its carrying amount.
Plant and Equipment
Costs incurred in the construction of the Company's cable systems, including line extensions to, and upgrade of, the Company's HFC infrastructure, initial placement of the feeder cable to connect a customer that had not been previously connected, and headend facilities are capitalized. These costs consist of materials, subcontractor labor, direct consulting fees, and internal labor and related costs associated with the construction activities. The internal costs that are capitalized consist of salaries and benefits of the Company's employees and the portion of facility costs, including rent, taxes, insurance and utilities, that supports the construction activities. These costs are depreciated over the estimated life of the plant (10 to 25 years) and headend facilities (4 to 25 years). Costs of operating the plant and the technical facilities, including repairs and maintenance, are expensed as incurred.
Costs associated with the initial deployment of new customer premise equipment necessary to provide broadband, pay television and telephony services are also capitalized. These costs include materials, subcontractor labor, internal labor, and other related costs associated with the connection activities. The departmental activities supporting the connection process are tracked through specific metrics, and the portion of departmental costs that is capitalized is determined through a time weighted activity allocation of costs incurred based on time studies used to estimate the average time spent on each activity. These installation costs are amortized over the estimated useful lives of the CPE necessary to provide broadband, pay television and telephony services. In circumstances where CPE tracking is not available, the Company estimates the amount of capitalized installation costs based on whether or not the business or residence had been previously connected to the network. These installation costs are depreciated over their estimated useful life of 3-5 years. The portion of departmental costs related to disconnecting services and removing CPE from a customer, costs related to connecting CPE that has been previously connected to the network, and repair and maintenance are expensed as incurred.
The estimated useful lives assigned to our property, plant and equipment are reviewed on an annual basis or more frequently if circumstances warrant and such lives are revised to the extent necessary due to changing facts and circumstances. Any changes in estimated useful lives are reflected prospectively.
Refer to Note 2 to our consolidated financial statements for a discussion of our accounting policies.
Equity Awards
Certain employees of the Company and its affiliates received awards of units in a carry unit plan of an entity which has an ownership interest in the Company. The Company measures the cost of employee services received in exchange for carry units based on the fair value of the award at grant date. In addition these units are presented as temporary equity on our consolidated balance sheet at fair value. For carry unit awards granted in 2016, an option pricing model was used which requires subjective assumptions for which changes in these assumptions could materially affect the fair value of the carry units outstanding. The time to liquidity event assumption was based on management’s judgment. The equity volatility assumption was estimated using the historical weekly volatility of publicly traded comparable companies. The risk-free rate assumed was based on the U.S. Constant Maturity Treasury Rates for a period matching the expected time to liquidity event. The discount for lack of marketability was based on Finnerty's (2012) average-strike put option model.
For carry unit awards granted in the first and second quarter of 2017, the Company estimated the grant date fair value based on the value established in the Company's IPO.
Recently Issued But Not Yet Adopted Accounting Pronouncements
In February 2018, the FASB issued ASU No. 2018-02, Income Statement—Reporting Comprehensive Income (Topic 220) Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The primary provision of ASU No. 2018-02 allows for the reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act. ASU 2018-02 also requires certain disclosures about stranded tax effects. ASU No. 2018‑02 is effective for the Company on January 1, 2019, with early adoption permitted and will be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized.

In May 2017, the FASB issued ASU No. 2017‑09, Compensation- Stock Compensation (Topic 718). ASU No. 2017‑09 provides clarity and guidance on which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. ASU No. 2017‑09 is effective for the Company on January 1, 2018 and will be applied prospectively.
In January 2017, the FASB issued ASU No. 2017‑04, Intangibles-Goodwill and Other (Topic 350). ASU No. 2017‑04 simplifies the subsequent measurement of goodwill by removing the second step of the two‑step impairment test. The amendment requires an entity to perform its annual, or interim goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. ASU No. 2017‑04 becomes effective for the Company on January 1, 2020 with early adoption permitted and will be applied prospectively.
In January 2017, the FASB issued ASU No. 2017‑01, Business Combinations (Topic 805), Clarifying the Definition of a Business, which amends Topic 805 to interpret the definition of a business by adding guidance to assist in evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The new guidance is effective for the Company on January 1, 2018 and will be applied prospectively.
In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. ASU No. 2016-15 also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The new guidance is effective for the Company on January 1, 2018 and will be applied retrospectively. The Company does not believe that the adoption of ASU No. 2016-15 will have a material effect on its consolidated statements of cash flows.
In February 2016, the FASB issued ASU No. 2016-02, Leases, which increases transparency and comparability by recognizing a lessee’s rights and obligations resulting from leases by recording them on the balance sheet as lease assets and lease liabilities. The new guidance becomes effective for the Company on January 1, 2019 with early adoption permitted and will be applied using the modified retrospective method. The Company has not yet completed the evaluation of the effect that ASU No. 2016-02 will have on its consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments - Overall (Subtopic 825-10), Recognition and Measurement of Financial Assets and Financial Liabilities.  ASU No. 2016-01 modifies how entities measure certain equity investments and also modifies the recognition of changes in the fair value of financial liabilities measured under the fair value option. Entities will be required to measure equity investments that do not result in consolidation and are not accounted for under the equity method at fair value and recognize any changes in fair value in net income. For financial liabilities measured using the fair value option, entities will be required to record changes in fair value caused by a change in instrument-specific credit risk (own credit risk) separately in other comprehensive income. ASU No. 2016-01 is effective for the Company on January 1, 2018.  The Company does expect the adoption of ASU No. 2016-01 to have any effect on its consolidated financial statements.